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The Emerging Markets Infrastructure Fund, Inc.
153 East 53rd Street
New York, New York 10022]

           Institutional Shareholder Services Changes Recommendations


For Immediate Release
April 26, 1999

Contact:  Investor Relations
          Credit Suisse Asset Management
          1-800-293-1232


     New York, New York. The Emerging Markets Infrastructure Fund, Inc. (NYSE:EMG) announced today that it has been informed that Institutional Shareholder Services ("ISS") has revised its recommendations relating to the proposals to be submitted at the Fund's Annual Meeting of Shareholders to be held on April 27, 1999. ISS is now recommending that shareholders vote for the two dissident nominees, Phillip Goldstein and Gerald Hellerman, and for two other proposals being submitted by shareholders, one recommending that the Board of Directors of the Fund take the necessary steps to afford shareholders of the Fund an opportunity to realize net asset value, and another to terminate the advisory contract between the Fund and Credit Suisse Asset Management.

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